EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495

UBIQUITEL REPORTS FOURTH QUARTER AND 2004 RESULTS

CONSHOHOCKEN, Pa. – February 7, 2005  – UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint (NYSE: FON), today reported financial and operating results for the fourth quarter and full year ended December 31, 2004.

Highlights for the 4th quarter and full year 2004:

•                  Revenues were $98.3 million and $366.0 million for the fourth quarter and year ended December 31, 2004, respectively, representing increases of 29% and 34% over the same periods of 2003.

•                  Adjusted EBITDA for the fourth quarter and year ended December 31, 2004 was $20.6 million and $72.8 million, respectively, representing increases of 93% and 171% over the same periods of 2003.  Excluding non-recurring special items, Adjusted EBITDA for the fourth quarter and year ended December 31, 2004 was $21.7 million and $74.8 million, respectively.

•                  Free cash flow for the year ended December 31, 2004 was $28.4 million, compared to full year 2003 negative free cash flow of $(1.0) million. As of December 31, 2004, cash and cash equivalents were $91.8 million.

•                  Churn was 2.9% for the fourth quarter and full year 2004, representing improvements over the fourth quarter and full year 2003 churn of 3.1% and 3.2%, respectively.

•                  The company added approximately 15,100 net subscribers during the fourth quarter 2004 compared to 22,700 net subscribers from the same period a year ago.  Net subscriber additions of 70,800 for 2004 were relatively flat with 70,700 for 2003.  As of December 31, 2004, the company had approximately 398,500 subscribers with 76% of subscribers in prime credit classes compared to 74% at the end of 2003. 110% of the fourth quarter net subscriber additions and 84% of full year 2004 net subscriber additions were in prime credit classes.

“UbiquiTel achieved and exceeded virtually all the original objectives that we set for the company at the beginning of 2004. We expect our revenue and Adjusted EBITDA growth rates led the industry in 2004,” said Donald A. Harris, chairman and chief executive officer of UbiquiTel Inc. “Although fourth quarter net additions were less than we anticipated, we believe our disciplined subscriber acquisition strategy that produced 84% of our net adds for the year in prime credit classes will provide a basis for lower churn and more profitable growth in 2005. We expect our Adjusted EBITDA margins will continue to expand from approximately 21% in 2004 to approximately 26% in 2005, while we continue to be among the fastest growing wireless companies for a second straight year.”

Total revenues were $98.3 million for the fourth quarter 2004, comprised of $66.2 million of subscriber revenues, $29.4 million of roaming and wholesale revenues and $2.7 million of equipment revenues. Subscriber revenues increased 24% from the fourth quarter 2003, reflecting a stable ARPU of $57 in both quarters. Roaming and wholesale revenues increased 58% over the same period.  Operating income was $5.3 million for the quarter, compared to an operating loss of $(1.6) million in the fourth quarter 2003. The net loss for the fourth quarter was $(1.4) million, or $(0.01) per share, compared to a net loss of $(8.5) million, or $(0.09) per share, in the same period a year ago.

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For the full year 2004, total revenues were $366.0 million, comprised of $250.0 million of subscriber revenues, $102.9 million of roaming and wholesale revenues and $13.1 million of equipment revenues. Subscriber revenues grew 27% in 2004 with stable ARPU of $57 for the year, while roaming and wholesale revenues increased 62% over the same period.  Operating income for 2004 was $19.5 million, compared to an operating loss of $(20.3) million in 2003. The net loss for full year 2004 was $(15.3) million, or $(0.16) per share, compared to $(8.6) million, or $(0.10) per share, in 2003.

RESTATEMENT OF FINANCIAL STATEMENTS FOR PRIOR PERIODS

Like many other publicly traded companies, UbiquiTel recently reviewed its accounting practices with respect to leasing transactions.  As a result of this review and in consultation with the company’s audit committee of the board of directors and its independent public accounting firm, PricewaterhouseCoopers LLP, the company determined that it was appropriate to adjust its consolidated financial statements for the years ended December 31, 2000 through December 31, 2003. Historically, when accounting for tower leases with renewal options, the company recorded rent expense on a straight-line basis over the initial non-cancelable lease term, excluding any potential renewal periods.  The restatements recognize rent expense on a straight-line basis over the expected lease term of the company’s tower leases, including certain cancelable option periods to conform the lease term used in calculating straight-line rent expense with the term used to depreciate cell site assets.  As the adjustment relates solely to accounting treatment, it does not affect UbiquiTel’s historical or future cash flows or the timing of payments under the related leases.  The restatements were not attributable to any material non-compliance by the company with any financial reporting requirement under the federal securities laws.

The company now has restated its consolidated financial statements for the years 2003 and 2002 as well as the first three quarters of year 2004. As a result of these restatements, the financial statements covering those periods contained in the company’s prior filings with the Securities and Exchange Commission should no longer be relied upon.  The cumulative effect of the restatements through September 30, 2004 is an increase of $1.5 million in the deferred rent liability and accumulated deficit as of September 30, 2004.  Cost of service and operations expense for the period January 1 through September 30, 2004 and for the years ended December 31, 2003 and 2002 increased by $0.1 million, $0.5 million and $0.5 million, respectively.  The restatements increased net loss per share by $0.01 for 2003.  Net loss per share was unaffected for 2002 and for the period January 1 through September 30, 2004 (and thus for 2004).  The cumulative effect of the restatements for all years prior to 2002 was $0.4 million, which was recorded as an adjustment to opening stockholders’ equity at January 1, 2002.

SPECIAL ITEMS

UbiquiTel recorded the following non-recurring adjustments, which had a cumulative negative impact of $1.2 million and $2.0 million, respectively, in relation to Adjusted EBITDA and operating income for the quarter and year ended December 31, 2004 and a positive impact of $2.6 million and $2.9 million, respectively, on net income for the quarter and year ended December 31, 2004.

•                  Backhaul Expense - UbiquiTel recorded a $2.0 million adjustment relating to the early termination of a backhaul agreement as part of renegotiated backhaul rates in the company’s midwest market.  This adjustment increased network expenses in the fourth quarter 2004.

•                  Operating Expenses – As part of the December 2004 addendum signed with Sprint, the company recorded an adjustment of $0.8 million to reduce operating expenses relating to lower back office expenses for the period April through September 2004.

•                  Gain on Debt Retirements – UbiquiTel recognized $3.8 million in gain on debt retirements for the fourth quarter and $4.9 million for the year ended December 31, 2004.  UbiquiTel recognized $0.2 million in gain on debt retirements for the fourth quarter and $43.0 million for the year ended December 31, 2003.

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SUMMARY OF QUARTERLY OPERATING AND FINANCIAL METRICS*:

	Q4 2004	Q3 2004	Q4 2003
		(Restated)	(Restated)

Net additions	15,100	17,500	22,700
Net additions mix
Prime	110%	93%	87%
Sub-prime	(10)%	7%	13%
Churn	2.9%	2.9%	3.1%
Ending subscribers	398,500	383,400	327,700
Penetration-Covered POPs	5.0%	4.9%	4.2%
Ending subscribers mix
Prime	76%	75%	74%
Sub-prime	24%	25%	26%
Reseller subscribers	98,600	78,200	22,700
ARPU	$57	$58	$57
CPGA	$505	$488	$449
CCPU	$43 **	$42	$40
Adjusted EBITDA	$20.6 million **	$23.2 million	$10.7 million
Capital expenditures	$8.5 million	$2.1 million	$13.2 million
Free cash flow	$11.7 million	$9.8 million	$(5.9) million
Covered pops	7.9 million	7.9 million	7.8 million
Minutes of use per subscriber	930	910	796
System minutes	1,315 million	1,235 million	855 million
Reseller minutes	78 million	65 million	7 million
Roaming minutes-Inbound	318 million	321 million	227 million
Roaming minutes-Outbound	170 million	176 million	123 million
Roaming inbound to outbound ratio	1.9 to 1	1.8 to 1	1.8 to 1

*                      All metrics are reported exclusive of reseller activities except where noted.

**               Fourth quarter 2004 Adjusted EBITDA includes non-recurring net adjustments of $1.2 million or an approximate $1 increase in CCPU.  See Special Items for further description.

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SUMMARY OF ANNUAL OPERATING AND FINANCIAL METRICS*:

	2004	2003
		(Restated)

Net additions	70,800	70,700
Prime	84%	86%
Sub-prime	16%	14%
Churn	2.9%	3.2%
Ending subscribers	398,500	327,700
Penetration-Covered POPs	5.0%	4.2%
Ending subscribers mix
Prime	76%	74%
Sub-prime	24%	26%
Reseller subscribers	98,600	22,700
ARPU	$57	$57
CPGA	$471	$450
CCPU	$43 ***	$44 **
Adjusted EBITDA	$72.8 million ***	$26.8 million **
Capital expenditures	$27.0 million	$25.9 million
Free cash flow	$28.4 million	$(1.0) million
Covered pops	7.9 million	7.8 million
Minutes of use per subscriber	899	761
System minutes	4,648 million	3,006 million
Reseller minutes	184 million	10 million
Roaming minutes-Inbound	1,164 million	795 million
Roaming minutes-Outbound	649 million	435 million
Roaming inbound to outbound ratio	1.8 to 1	1.8 to 1

*                      All metrics are reported exclusive of reseller activities except where noted.

**               2003 Adjusted EBITDA includes a $3.2 million adjustment to reduce operating expenses relating to the resolution of disputed charges with Sprint PCS.  This adjustment reduced CCPU by $1.

***        2004 Adjusted EBITDA includes non-recurring net adjustments of $2.0 million or an approximate $1 increase in CCPU.  See Special Items for further description.

BUSINESS OUTLOOK

The table below provides a range of financial and operating guidance for 2005. A variety of factors referenced elsewhere in this press release under “Special Note Regarding Forward Looking Statements” could cause actual results to differ materially from this guidance.

	2005 Guidance
	Low	High
Net additions	60,000	80,000
Ending subscribers	458,500	478,500
Average monthly churn	2.5%	2.8%
ARPU	$55	$57
CPGA	$460	$490
CCPU	$41	$43
Earnings per share	$0.12	$0.22

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	2005 Guidance
	Low	High
	(Dollars in millions)

Total revenues	$430.0	$450.0
Adjusted EBITDA	$105.0	$115.0
Capital expenditures	$40.0	$50.0
Free cash flow	$20.0	$30.0
Cash and cash equivalents	$112.0	$122.0

Conference Call to be held February 8 at 10:30 a.m. ET

UbiquiTel’s management will conduct a conference call on Tuesday, February 8, at 10:30 a.m., Eastern Time, to discuss its results for the three months and full year ended December 31, 2004 and provide guidance for 2005.  Investors and interested parties may listen to the call via a live webcast accessible through the company’s website, www.ubiquitelpcs.com.  To listen, please register and download audio software at the site at least 15 minutes prior to the start of the call.  The webcast will be archived on the site, while a telephone replay of the call will be available for 7 days beginning at 12:30 p.m., Eastern Time, February 8, at 888-286-8010 or 617-801-6888, passcode: 54594431.

About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

About Sprint

Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com/mr.

Financial Measures and Definitions of Terms Used

UbiquiTel provides certain financial measures that are calculated in accordance with accounting principles generally accepted in the United States (GAAP) and adjustments to GAAP (non-GAAP) to assess the company’s financial performance.  In addition, the company uses certain non-financial terms, such as churn, which are metrics used in the wireless communications industry and are not measures of financial performance under GAAP.  The non-GAAP financial measures reflect standard measures of liquidity, profitability or performance and the non-financial metrics reflect industry conventions, both of which are commonly used by the investment community for comparability purposes.  The determination of the non-GAAP financial measures and the non-financial metrics used in this release are included in an attachment to this release.  Because the company does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, the company does not provide reconciliations to GAAP of its forward-looking financial measures.  The non-financial metrics and non-GAAP financial measures used in this release include the following:

Churn is the monthly rate of customer turnover expressed as the percentage of customers of the beginning customer base that both voluntarily and involuntarily discontinued service during the period. Churn is computed by dividing the number of customers that discontinued service during the month, net of 30 day returns, by the beginning customer base for the period.

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ARPU is average revenue per user and summarizes the average monthly service revenue per customer, excluding wholesale revenue. ARPU is computed by dividing subscriber revenue by the average subscribers for the period.  The company believes ARPU is a useful measure to assist in evaluating the company’s past and forecasting its future subscriber revenue. In addition, it provides a gauge to compare the company’s subscriber revenue to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is computed by adding the income statement components of selling and marketing and the cost of products sold, and reducing that amount by the equipment revenue recorded. The net result of these components is then divided by the gross customers acquired during the period.  The company believes CPGA is a useful measure used to compare the company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of cost of products sold net of the equipment revenues earned is critical to the company’s understanding of how much it costs the company to acquire a new customer.

CCPU is cash cost per user and summarizes the average monthly cash costs to provide digital wireless mobility communications services per customer.  CCPU is computed by dividing the sum of cost of service and operations and general and administrative expenses by the average subscribers for the period.  The company believes CCPU is a useful measure used to compare the company’s cash cost of operations per customer to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful.  The company’s calculation of CCPU excludes depreciation, amortization and accretion expenses.

Adjusted EBITDA represents net loss before income tax expense, gain on debt retirements, interest expense, interest income, depreciation, amortization and accretion and non-cash compensation expense. The company believes Adjusted EBITDA is an important operating measure for comparability to other wireless companies and it is not intended to represent the results of the company’s operations in accordance with GAAP. Adjusted EBITDA should not be considered as a substitute for net income, income from operations, net cash provided by operating activities or any other operating or liquidity measure prepared in accordance with GAAP. Additionally, the company’s Adjusted EBITDA computation may not be comparable to other similarly titled measures of other companies.

Free cash flow summarizes the cash flow from operating activities and capital expenditures and is computed by adding net cash provided by operating activities, proceeds from sale of towers, net of transaction costs, and capital expenditures. The company believes free cash flow is an important measure of liquidity to meet the company’s debt service requirements.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in UbiquiTel’s forward-looking statements, including the following factors: UbiquiTel’s dependence on its affiliation with Sprint; the potential impact of the recently-announced Sprint-Nextel business combination on UbiquiTel’s affiliation with Sprint as well as Sprint’s competitiveness in the wireless industry; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless communications industry; the potential to experience a high rate of customer turnover; customer quality; potential declines in roaming and wholesale revenue; UbiquiTel’s reliance on the timeliness, accuracy and sufficiency of financial and other data and information received from Sprint; the ability of Sprint to provide back office, customer care and other services; the potential impact of wireless local number portability; UbiquiTel’s debt level; adequacy of bad debt and other reserves; UbiquiTel’s ability to manage anticipated growth and rapid expansion; changes in population; changes or advances in technology; effects of mergers and consolidations within the wireless communications industry and unexpected announcements or developments from others in the wireless communications industry; and general market and economic conditions. Certain of these and other applicable risks, cautionary statements

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and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

-Financial Tables Follow-

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UbiquiTel Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2004	December 31, 2003
		(Restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$91,781	$57,225
Restricted cash	—	3,562
Accounts receivable, net of allowance for doubtful accounts of $3,358 and $2,722 at December 31, 2004 and 2003, respectively	22,609	19,614
Inventory	4,025	3,408
Prepaid expenses and other assets	17,680	16,065
Total current assets	136,095	99,874
PROPERTY AND EQUIPMENT, NET	243,679	259,556
CONSTRUCTION IN PROGRESS	1,867	5,045
DEFERRED FINANCING COSTS, NET	10,868	8,918
GOODWILL	38,138	38,138
INTANGIBLES, NET	64,565	68,869
OTHER LONG-TERM ASSETS	2,595	3,004
Total assets	$497,807	$483,404
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$223	$8,209
Accounts payable	3,124	3,633
Book cash overdraft	-	5,671
Accrued expenses	18,824	16,591
Accrued compensation and benefits	4,591	3,978
Interest payable	13,825	1,563
Taxes payable	2,672	4,049
Deferred revenue	12,274	11,347
Other	1,501	4,110
Total current liabilities	57,034	59,151
LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations	423,893	396,664
Other long-term liabilities	11,462	10,749
Total long-term liabilities	435,355	407,413
Total liabilities	492,389	466,564
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.001; 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2004 and 2003	—	—
Common stock, par value $0.0005; 240,000 shares authorized; 93,016 and 92,579 shares issued and outstanding at December 31, 2004 and 2003, respectively	46	46
Additional paid-in-capital	303,830	299,955
Accumulated deficit	(298,458)	(283,161)
Total stockholders’ equity	5,418	16,840
Total liabilities and stockholders’ equity	$497,807	$483,404

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UbiquiTel Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(Restated)		(Restated)
REVENUES:
Subscriber revenues	$66,154	$53,486	$250,034	$197,633
Roaming and wholesale revenues	29,445	18,614	102,920	63,428
Service revenues	95,599	72,100	352,954	261,061
Equipment revenues	2,705	3,844	13,089	12,205
Total revenues	98,304	75,944	366,043	273,266

COSTS AND EXPENSES:
Cost of service and operations (exclusive of depreciation as shown separately below)*	45,750	34,293	170,265	137,479
Cost of products sold	9,841	10,721	38,314	40,247
Selling and marketing	17,524	16,426	67,485	53,681
General and administrative expenses excluding non-cash compensation charges*	4,594	3,813	17,185	15,022
Non-cash compensation expense	3,371	48	3,371	205
Depreciation, amortization and accretion	11,909	12,219	49,913	46,909
Total costs and expenses	92,989	77,520	346,533	293,543

OPERATING INCOME (LOSS)	5,315	(1,576)	19,510	(20,277)

INTEREST INCOME	396	166	877	649
INTEREST EXPENSE	(10,817)	(7,102)	(40,070)	(31,249)
GAIN ON DEBT RETIREMENTS	3,837	178	4,947	43,050
LOSS BEFORE INCOME TAXES	(1,269)	(8,334)	(14,736)	(7,827)
INCOME TAX EXPENSE	(84)	(197)	(561)	(766)
NET LOSS	$(1,353)	$(8,531)	$(15,297)	$(8,593)

BASIC AND DILUTED NET LOSS PER SHARE OF COMMON STOCK	$(0.01)	$(0.09)	$(0.16)	$(0.10)

BASIC AND DILUTED WEIGHTED AVERAGE OUTSTANDING COMMON SHARES	92,935	92,579	92,761	86,875

* The management fee paid to Sprint has been reclassified from General and administrative expenses to Cost of service and operations for the three months and year ended December 31, 2003, to conform with current year presentation.

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UbiquiTel Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2004	2003
		(Restated)
OPERATING ACTIVITIES:
Net loss	$(15,297)	$(8,593)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of deferred financing costs	1,497	1,835
Amortization of debt discount	823	1,315
Amortization of intangible assets	4,304	7,058
Depreciation and accretion	45,609	39,852
Interest accrued on discount notes	9,749	15,260
Non-cash compensation from stock options granted to employees	3,371	205
Deferred income taxes	316	—
(Gain) loss on sale of equipment	(308)	39
Gain on debt retirements	(4,947)	(43,050)
Interest earned on restricted cash balance	(12)	(39)
Change in assets and liabilities exclusive of capital expenditures, net	10,286	570
Net cash provided by operating activities	55,391	14,452

INVESTING ACTIVITIES:
Capital expenditures	(26,984)	(25,928)
Proceeds from sale of towers, net of transaction costs	—	10,524
Change in restricted cash	1,137	(1,095)
Net cash used in investing activities	(25,847)	(16,499)

FINANCING ACTIVITIES:
Repayments under senior secured credit facility	(230,000)	(15,000)
Proceeds from issuance of 14% Series B senior discount notes	—	10,914
Proceeds from issuance of 9.875% senior notes	420,552	—
Purchase of 14% senior discount notes and 14% senior subordinated discount notes	(155,194)	(10,701)
Repayment of 14% Series B senior discount notes	(12,478)	—
Financing costs	(12,396)	(4,588)
Repayment of capital lease obligations and other long-term debt	(305)	(683)
Change in book cash overdraft	(5,671)	5,671
Proceeds from stock issuances and exercises of warrants and options, net of stock repurchases	504	178
Net cash provided by (used in) financing activities	5,012	(14,209)

NET DECREASE IN CASH AND CASH EQUIVALENTS	34,556	(16,256)
CASH AND CASH EQUIVALENTS, beginning of period	57,225	73,481
CASH AND CASH EQUIVALENTS, end of period	$91,781	$57,225

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UbiquiTel Inc. and Subsidiaries

Reconciliation of Adjusted EBITDA and Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
		(Restated)		(Restated)
Adjusted EBITDA:
Net loss	$(1,353,000)	$(8,531,000)	$(15,297,000)	$(8,593,000)
Income tax expense	84,000	197,000	561,000	766,000
Gain on debt retirements	(3,837,000)	(178,000)	(4,947,000)	(43,050,000)
Interest expense	10,817,000	7,102,000	40,070,000	31,249,000
Interest income	(396,000)	(166,000)	(877,000)	(649,000)
Depreciation, amortization and accretion	11,909,000	12,219,000	49,913,000	46,909,000
Non-cash compensation expense	3,371,000	48,000	3,371,000	205,000
Adjusted EBITDA	$20,595,000	$10,691,000	$72,794,000	$26,837,000

AVERAGE REVENUE PER USER (ARPU):
Subscriber revenues	$66,154,000	$53,486,000	$250,034,000	$197,633,000

Average subscribers	389,390	314,550	365,120	290,070

ARPU	$57	$57	$57	$57

CASH COST PER USER (CCPU):
Cost of service and operations	$45,750,000	$34,293,000	$170,265,000	$137,479,000
Add: General and administrative expenses	4,594,000	3,813,000	17,185,000	15,022,000
Total cash costs	$50,344,000	$38,106,000	$187,450,000	$152,501,000

Average subscribers	389,390	314,550	365,120	290,070

CCPU	$43	$40	$43	$44

COST PER GROSS ADDITION (CPGA):
Selling and marketing	$17,524,000	$16,426,000	$67,485,000	$53,681,000
Add: Cost of products sold	9,841,000	10,721,000	38,314,000	40,247,000
Less: Equipment revenue	(2,705,000)	(3,844,000)	(13,089,000)	(12,205,000)
Total cost of gross additions	$24,660,000	$23,303,000	$92,710,000	$81,723,000

Gross additions	48,789	51,900	196,630	181,800

CPGA	$505	$449	$471	$450

FREE CASH FLOW:
Net cash provided by operating activities	$20,116,000	$(3,253,000)	$55,391,000	$14,452,000
Proceeds from sale of towers, net of transaction costs	—	10,524,000	—	10,524,000
Capital expenditures	(8,462,000)	(13,187,000)	(26,984,000)	(25,928,000)
Free cash flow	$11,654,000	$(5,916,000)	$28,407,000	$(952,000)